Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
Investor Relations contact: Alisha Bellezza - 215.299.6119
ir@fmc.com

FMC Corporation Updates Second Quarter and Full Year 2014 Outlook

PHILADELPHIA, June 23, 2014 - FMC Corporation (NYSE:FMC) today announced that, as a result of weaker than expected performance in FMC Agricultural Solutions, the company expects second quarter adjusted earnings to be in the range of $0.95 to $1.05 per share. Additionally, the company now expects full-year adjusted earnings to be in the range of $4.10 to $4.30 per share.
The company previously reported that the prolonged cold weather in North America had delayed first quarter sales. When providing previous guidance, the company expected these weather conditions to abate and for a recovery of these sales to occur in the remaining quarters of 2014. However, the weather conditions persisted later into the second quarter than expected leading to reduced application of pre-emergent products. Although sales of Authority® brand soybean pre-emergent herbicides increased as expected, the increase was not enough to offset lower than expected sales of other products, particularly Capture® LFR corn insecticide.
In addition, the company reported that drought conditions in the Sao Paulo state of Brazil were delaying sales into the sugarcane segment. The company did not expect this drought to continue through the second quarter. These extended poor growing conditions have resulted in growers reducing their use of crop protection products. Furthermore, growers have significantly reduced the rate at which they are replanting, which has reduced the use of herbicides and insecticides in the sugarcane segment. The company does not expect conditions to improve in sugarcane during the remainder of 2014.

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As a result of these factors, the company expects second quarter segment earnings for Agricultural Solutions to be up mid-single digits percent compared to the second quarter of 2013. For the full year 2014, revenues and operating earnings for the Agricultural Solutions segment are expected to increase by a mid-single digits percentage over 2013.
The company reaffirms its previous guidance for the Health and Nutrition and the Minerals segments for both the second quarter and the full year 2014. Second quarter segment earnings for Health and Nutrition are expected to be up low-teens percent primarily due to higher volumes driven by end market demand. Full-year segment revenue is expected to be up mid- to high-teens percent driven by higher volumes in texture and stability solutions, natural colors and binder product lines and contributions from the omega-3 product line. Full-year segment earnings are expected to be up mid-teens percent due to strong demand for functional ingredients and benefits from new omega-3 sales.
Second quarter segment earnings for the Minerals segment are expected to be up low-teens percent resulting from operating improvements in both the Soda Ash and Lithium businesses. Full-year segment revenue is expected to be up mid- to high-single digits percent driven primarily by increased volumes in lithium and soda ash and short- and long-term contracted price increases in soda ash. Full-year segment earnings are expected to be up high-teens percent, reflecting lithium margin improvements and more favorable contractual soda ash pricing versus 2013.
An updated Outlook statement, which includes current second quarter and full year guidance, can be found online at www.fmc.com.
FMC will release its second quarter 2014 earnings on Wednesday, July 30, 2014, after the stock market close via PR Newswire and the company’s website at: http://www.fmc.com.
The company will host a webcast conference call on Thursday, July 31, 2014, at 11:00 a.m. ET that is open to the public via Internet broadcast and telephone.
Internet broadcast: http://www.fmc.com
Passcode: FMC

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Dial-in telephone numbers:
U.S. / Canada: (800) 288-8967
International: (612) 332-0345
Conference ID # 320938

A replay of the call will be available via the internet and telephone from 1:00 p.m. ET on Thursday, July 31, 2014 until Sunday, August 31, 2014.

Internet replay: http://www.fmc.com
U.S. / Canada telephone number: (800) 475-6701
International telephone number: (320) 365-3844
Enter Conference ID # 320938

About FMC
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2013, FMC had annual sales of approximately $3.9 billion. The company employs approximately 5,600 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2013 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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